SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Section 240.14a-12

AXION POWER INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Filed by Axion Power International, Inc. pursuant to Rule 14a-12

Under the Securities Act of 1934

Subject Company: Axion Power International, Inc.

Commission File No.: 000-22573

This filing relates to the proposed nomination of Charles Trego, Jr. as a director of Axion Power International, Inc. (“Axion” or the “Company”).

On July 15, 2013, the Company issued the following press release:

NEWSROOM
Newsroom
Press Releases	Axion Power Announces Resignation Of Chief Financial Officer Charles R. Trego; Will Be Nominated To Serve On Board
Axion in the News

NEW CASTLE, Pa., July 15, 2013 /PRNewswire/ -- Axion Power International, Inc. (OTC QB: AXPW), the developer of advanced lead-carbon PbC® batteries and energy storage systems, today announced that its Chief Financial Officer Charles Trego, has resigned from the Company, effective August 2, 2013, for purely personal reasons. Mr. Trego will assist Axion Power in its current search for a replacement. In order to ease the transition and until a new CFO is hired, Mr. Trego will continue to support the Company in a consulting role pending his election to the Company's Board of Directors at the Annual Meeting which will be held this September. In addition to working on special projects at the direction of the CEO, Mr. Trego will focus on assisting the Company in its ongoing search for a replacement CFO. Mr. Trego's nomination will be further detailed in the Company's Proxy Statement on Schedule 14A which will be filed with the SEC in the next few days.

"Chuck has been a very valuable member of our senior executive team," Thomas Granville Chairman and CEO stated. "In addition to overhauling the finance department, he has been a very positive force in helping guide Axion Power as we deal with the challenges and opportunities of rolling out and commercializing our PbC battery technology. He has been instrumental in shaping new customer contracts and ongoing agreements for 2013, 2014 and beyond. We will miss Chuck's steady hand and counsel on a daily basis onsite, but we're thankful for his commitment to remain with us for the foreseeable future in this new role. We wish Chuck and his family the very best."

About Axion Power International, Inc.

Axion has developed and patented a next generation energy storage device that won the prestigious Frost & Sullivan Technology Award for North America in the field of lead-acid batteries. According to Frost & Sullivan, Axion's new PbC® batteries have "the potential to revitalize the lead-acid battery industry by breathing new life into an established technology that has not been well suited to the requirements of important new applications like hybrid electric vehicles and renewable power."

Axion Power International, Inc. is the industry leader in the field of lead-carbon energy storage technologies. Axion believes its new PbC battery technology is the only class of advanced battery that can be assembled on existing lead-acid battery production lines throughout the world utilizing Axion's proprietary activated carbon electrodes. Axion's future goal, after filling their plant's lead-carbon battery production capacity, is to become the leading supplier of carbon electrode assemblies for the global lead-acid battery industry.

For more information, visit www.axionpower.com

Forward-looking Statements

Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include the risk for the Company to complete its development work, as well as the risks inherent in commercializing a new product (including technology risks, market risks, financial risks and implementation risks, and other risks and uncertainties affecting the Company), as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. We disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events, or otherwise.

Important Additional Information Will be Filed With the SEC

Axion plans to file with the SEC and mail to its shareholders a Proxy Statement on Schedule 14A in connection with the above matters. AXION SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT ON SCHEDULE 14A AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE UPCOMING ELECTION OF DIRECTORS.

Investors and security holders will be able to obtain free copies of the Proxy Statement on Schedule 14A and other documents filed with the SEC by Axion (when available) through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of such documents from Axion by contacting Axion Power International, Inc., 3601 Clover Lane, New Castle, PA 16105, Attn: Corporate Secretary, telephone 724-654-9300.

Axion and its directors and officers may be deemed to be participants in the solicitation of proxies with respect to the matters set forth in this communication. Information regarding Axion's directors and executive officers is contained in Axion's Annual Report on Form 10-K for the year ended December 31, 2012, which is filed with the SEC. You can obtain free copies of this document from Axion using the contact information set forth above. Additional information regarding interests of such participants will be included in the Proxy Statement on Schedule 14A that will be filed with the SEC and available free of charge as indicated above.

Contacts:

Axion Power International, Inc.

Thomas Granville, CEO

(724) 654 9300

Allen & Caron, Inc.

Rudy Barrio (Investors)

r.barrio@allencaron.com

(212) 691-8087

Len Hall (Media)

len@allencaron.com

(949) 474-4300

SOURCE Axion Power International, Inc.

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Jul 15, 2013

HIGHLIGHTS

Jul 15, 2013

Axion Power Announces Resignation Of Chief Financial Officer Charles R. Trego; Will Be Nominated To Serve On Board

Jul 8, 2013

Axion Power Receives Additional Purchase Order From ePower Engine Systems to Supply PbC® Batteries and Battery Management Systems For Class 8 Heavy-Duty Trucks

Jun 13, 2013

Axion Power Receives Order To Supply Class 8 Truck Battery Strings For ePower

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